Exhibit 10.46
SEPARATION AGREEMENT AND RELEASE OF CLAIMS
     If you choose to accept Avanir Pharmaceuticals’ (“the Company”) Severance Package, please sign and return this Agreement to Jesus Varela, Director of Human Resources, by no later than 5:00 p.m. on 29 June 2007. You may scan and e-mail the signed Agreement to Jesus Varela at jvarela@avanir.com and mail the original to him at the Company’s offices at 101 Enterprise, Suite 300, Aliso Viejo, California 92656, telephone 949.389.6747.
RECITALS
     WHEREAS, Jagadish Sircar (“Employee”) will conclude his employment with the Company (collectively the “Parties”), as described herein;
     WHEREAS, after the conclusion of Employee’s employment with the Company, the Employee wishes to serve as a consultant to the Company, and the Company wishes to retain the Employee as a consultant, on the terms and conditions described herein; and
     WHEREAS, each of the Parties to this Agreement desires an amicable separation of the Employee’s employment with the Company, and to resolve any and all claims, disputes, issues, or matters that were asserted or could be asserted;
     NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
(a) Termination Date
     Employee’s employment with the Company will terminate effective 29 June 2007 (the “Termination Date”);
(b) Consulting Services
     Employee agrees to provide to the Company consulting services, defined below, as an independent contractor for a term of six (6) months following the Termination Date (the “Consulting Period”) at any reasonable times requested by the Company; provided that the Company shall not require the Employee to provide any such services to an extent that would unreasonably interfere with the Employee’s search for employment or with any subsequent employment. Such services include, but are not limited to, providing advice and assistance pertaining to research collaborations and patent portfolio, special projects, conference/meeting appearances or any other matter consistent with the Employee’s background, skills and experience, as requested by Keith Katkin, President & Chief Executive Officer (the “Consulting Services”). Such Consulting Services shall be limited to a maximum of one (1) full day per week. As compensation for providing Consulting Services during the Consulting Period, Employee will receive $1,000.00 per week payable by the Company within thirty (30) days following its receipt of an invoice for the Work. The Company shall reimburse Employee for reasonable expenses, including travel expenses, incurred on behalf of the Company during the Consulting Period, provided that such expenses are approved in advance and substantiated in accordance with Company policies. Employee understands and agrees that his obligations to the Company under the Employee Invention Assignment, Patent and Confidential Information Agreement entered into between Employee and the Company on 15

May 1996, a copy of which is attached to this Agreement, shall continue through the Consulting Period. The Consulting Period will terminate on 31 December 2007 unless extended upon mutual agreement.
     If, at any time within the Consulting Period, the Company enters into a definitive agreement with a strategic partner pertaining to the development and/or commercialization of AVP-13358, Xenerex™, and/or RCT, Employee shall be entitled to an incentive payment in an amount equal to $15,000.00 (the “Incentive Payment”) for each transaction. In addition, Employee shall be entitled to an incentive payment in an amount equal to $5,000.00 for each additional cytokine inhibitor that is included within the same, or different, definitive agreement. The Incentive Payment(s) shall be made to Employee within five (5) days following the execution of the definitive agreement(s) which triggered such Incentive Payment(s). Employee acknowledges and agrees that the Company shall withhold appropriate federal, state, local (and foreign, if applicable) income and employment taxes from the Incentive Payment(s).
(c) Severance
   In exchange for agreeing to be bound by the terms of this Agreement, the Company will provide Employee with the following payments and incentives to which he otherwise would not be entitled:
a)	The Company will make a cash severance payment to Employee in an amount equal to thirty-nine (39) weeks of Employee’s current base salary, less all the required withholdings and taxes, payable in a lump sum.

b)	If Employee chooses to elect continuation of coverage under the federal law known as COBRA, the Company will continue to pay his medical, dental and vision premiums through 31 March 2008, unless Employee becomes eligible for coverage under another group insurance plan before that date, at which time the Company’s payment obligations would terminate. Effective 01 April 2008, COBRA payments become Employee’s sole responsibility.

c)	Right Management Consultants will be available to Employee for the purpose of providing executive outplacement services, provided that Employee begins utilizing such services no later than two (2) months after the date of this Agreement. Included in the outplacement services offered will be:
•	Coaching with an Executive Career Management Consultant

•	Logistics and Support with an Office

•	Unlimited Access Right Management’s Learning Center

•	Marketplace Resources

•	Computer, Phone
The payments described in this Section will become due one business day after the Date of Irrevocability (defined below), provided that Employee complies with his obligations under this Agreement.
(d) Release
     (1) Employee for himself and his heirs, agents, assigns, executors, successors and each of them, unconditionally, irrevocably and absolutely releases and discharges the Company, and any parent and subsidiary corporations, divisions, and affiliated corporations, partnerships or other affiliated entities of the Company, past and present, as well as the Company’s employees, officers, directors, agents, predecessors, successors and assigns (collectively “Released Parties”) from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with the Company, the termination of his employment, and all other losses, liabilities, claims, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with the Company and the termination of that employment. This release is intended to have the broadest possible application permitted by law and includes, but is not limited to, any tort, contract, common law, constitutional or statutory claims (including, without limitation, claims under the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, Older Workers Benefit Protection Act and Age Discrimination in Employment Act, California Fair Employment and Housing Act, state or local fair employment practices laws or ordinances, and state or federal plant closing laws) and all claims for attorneys’ fees, costs and expenses. Notwithstanding the foregoing, this release shall not serve as a waiver of Employee’s rights to (i) vested benefits such as in the Avanir Pharmaceuticals Employee Savings and Protection Plan, (ii) workers compensation benefits, (iii) statutorily-required indemnification under California Labor Code Section 2802 or any comparable provisions of other states’ laws, or (iv) any other benefits or claims that cannot be released as a matter of law.
     (2) Employee declares and represents that he intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and, regardless of the adequacy or inadequacy of the consideration, the Parties intend the release to be final and complete. The Parties execute this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.
     (3) Employee acknowledges that the Company has advised him to review this Agreement with an attorney before signing it. Employee has 21 days within which to review and consider this Agreement before signing it, which period may be waived. Should Employee decide not to use the entire 21 days, he knowingly and voluntarily waives any claim that he was not in fact given that period of time or did not use the entire 21 days to consult an attorney and/or consider this Agreement. Employee may revoke the Agreement for up to 7 calendar days after signing it, which period may not be waived, and this Agreement shall not become effective or enforceable until the revocation period has passed (such date of effectiveness being the “Date of Irrevocability”). Any revocation of this Agreement must be in writing addressed to and received by Human Resources on behalf of the Company no later than 5:00 p.m. on the 7th day after Employee signs it. If Employee revokes this Agreement, he will not receive any of the benefits described in this Agreement. This Agreement does not waive or release any rights or claims Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement.
(e) Acknowledgement of Understanding
     Employee and the Company acknowledge that they may discover facts or law different from, or in addition to, the facts or law that they know or believe to be true with respect to the claims released in this Agreement and agree, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. Employee and the Company expressly acknowledge and agree that Employee’s rights under Section 1542 of the California Civil Code and any comparable provisions of other states’ and federal law are expressly waived. That section provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
(f) Pursuit of Released Claims
     Employee represents that, as of the date of this Agreement, he has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Released Parties in any court or with any governmental agency. Employee further agrees that, to the fullest extent permitted by law, he will not prosecute, nor allow to be prosecuted on his behalf, in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of Employee that with the execution of this release, Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Employee related in any way to the matters discharged herein. Employee further represents that he has not assigned any claim he may have against Released Parties to any other person or entity. Nothing in this Agreement affects Employee’s right to file a charge or complaint with the Equal Employment Opportunity Commission (EEOC).
(g) Return of Company Property
     By signing this Agreement, Employee represents and warrants that he will have returned to the Company on or before 29 June 2007, all Company property, including all originals and copies of documents removed from the Company’s premises at any time during his employment with the Company. Employee will not be entitled to the Severance Package described in Section (c) herein unless and until all such property is returned to the Company.
(h) Expense Reimbursement, Vacation Advance Reimbursement
     By signing this Agreement, Employee agrees that all outstanding claims for reimbursements have been submitted to the Company.
(i) Nondisparagement
     Employee will not make any voluntary statements, written or verbal, or cause or encourage others to make any such statements that defame, disparage or in any way criticize Released Parties’ business reputation, practices or conduct.
(j) Arbitration of Disputes and Enforcement of Agreement
     (1) Employee and the Company agree to resolve any claims they may have against each other or that Employee has with any other Released Party through final and binding arbitration. This agreement to arbitrate applies to any and all disputes about the validity, interpretation, or effect of this Agreement or alleged violations of it and whether a particular claim is covered by this Agreement (“Arbitrable Claims”). Except as provided in Section (j)(3) below, arbitration shall be the exclusive remedy for any such claim or dispute, and the parties expressly waive their rights to a jury trial on any such claim or dispute. Arbitration shall be conducted in Orange County, California through JAMS or, if JAMS is not available, through another arbitration provider mutually acceptable to the parties. However, either party may bring an action in court to compel arbitration under this Agreement or to enforce an arbitration award. The Federal Arbitration Act shall govern the interpretation and enforcement of this section. If a court or arbitrator finds the Federal Arbitration Act does not govern, then California law shall govern the interpretation and enforcement of this section.
     (2) In any arbitration, legal proceeding or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs. In addition, should Employee or the Company attempt to resolve any claim waived by this Agreement or pursue any Arbitrable Claim by any method other than arbitration (except to the extent allowed in Section (j)(3) below), the responding party will be entitled to recover from the initiating party all damages, costs, expenses, and attorneys’ fees incurred as a result of that breach.
     (3) The requirement to arbitrate disputes shall not preclude Employee from filing a charge or complaint with the EEOC, including a challenge to the validity of this Agreement.

(k) Miscellaneous
     This Agreement sets forth the entire agreement between Employee and the Company pertaining to the subject matter of this Agreement and supersedes any previous agreements or understandings between Employee and the Company except the 15 May 1996 Employee Invention Assignment, Patent and Confidential Information Agreement (attached hereto) (the “Employee Invention Assignment, Patent and Confidential Information Agreement”) which remains in full force and effect and the terms of any outstanding stock options and restricted stock awards previously granted to Employee under any of the following Company’s equity incentive plans: 1994 Stock Option Plan, 1998 Stock Option Plan, 2000 Stock Option Plan, 2003 Equity Incentive Plan and 2005 Equity Incentive Plan (the “Equity Plans”). This Agreement may not be modified or canceled in any manner except by a writing signed by both Employee and an authorized official of the Company. Employee acknowledges that the Company has made no representations or promises to him, other than those in this Agreement. If any provision in this Agreement is found to be unenforceable, that provision will be enforced to the greatest extent permitted by law and all other provisions will remain fully enforceable. This Agreement binds the Parties and their heirs, administrators, representatives, attorneys, executors, successors, and assigns. This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against Employee or the Released Parties. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. This Agreement shall be governed by the law of the State of California, excluding its laws relating to the choice of laws.
(l) Treatment of Equity Awards
     Nothing in this Agreement shall affect or modify any outstanding equity award granted to Employee under the Equity Plans. Company and Employee acknowledge that pursuant to the terms of the Equity Plans, that if Employee accepts this Agreement and commences service as a consultant immediately after the Termination Date, that he will have no break in his continuous service to the Company. As a result, all stock options and restricted stock awards previously issued to and held by Employee as of the Termination Date will continue to vest through the duration of the Consulting Period, in accordance with their existing terms and provisions. If Employee’s service as a consultant hereunder begins more than one business day after the Termination Date, then the Employee’s service would be considered terminated under the Equity Plans.
(m) Counterparts
     This Agreement may be executed by facsimile or facsimile signature, and in separate counterparts, each of which shall be deemed an original but all of which, when taken together, shall constitute one and the same instrument.
Please read this Agreement and carefully consider all of its provisions before signing it. This Agreement includes a release of known and unknown claims. This Agreement also includes an arbitration clause in which both parties waive any rights they may have to trial by jury with regard to Arbitrable Claims. You may consider consulting with an attorney before signing this Agreement.
I represent and agree that I have carefully read and fully understand all of the provisions of this Separation Agreement and Release of Claims and that I am voluntarily agreeing to those provisions.

Enclosures:	Employee Invention Assignment, Patent and Confidential Information Agreement

Date	6/25/07	/s/ Jagadish Sircar

Employee

Date	6/21/07	/s/ Jesus Varela Director Human Resources

Company